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                                                                      Exhibit 17


      NATIONAL VISION ASSOCIATES, LTD. ANNOUNCES PLACEMENT OF $125 MILLION
                              SENIOR NOTES DUE 2005

LAWRENCEVILLE, Georgia -- National Vision Associates, Ltd. (Nasdaq: NVAL ) today announced that it had agreed to privately place $125 million face amount of its Senior Notes due 2005 at an effective yield to maturity of 13%. The Company is placing the Notes in connection with the tender offer it is making for all the common stock, options and warrants of New West Eyeworks, Inc. The placement is subject to customary terms and conditions.

If the placement is closed as expected, the financing condition to the tender offer will be satisfied. Earlier today, the Company announced an extension of that tender offer along with a reduction in the price being offered by the Company for the common stock of New West.

James W. Krause, Chairman and Chief Executive Officer of the Company, said, "We are pleased that, in this difficult market, we have been able to place these Notes. Our job is now to complete our acquisition of New West and to continue our work to generate value for our shareholders."

The Company further indicated that it expects to close the private placement of the Notes later this week and to close the tender offer for New West on October 22, 1998, although no assurances could be given as to whether or when these transactions would close.

Any expectations, beliefs, and other non-historical statements contained in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Actual results may differ materially due to a variety of factors that affect the Company. Forward-looking statements involve risks and uncertainties, including but not limited to, the uncertainty as to whether the transactions discussed in the press release will be completed. Such factors are described in a cautionary statement for purposes of the "Safe Harbor" provisions of the Act, contained in the Company's Report on Form 10-Q for the second quarter of 1998. Other risks and uncertainties are detailed from time to time in National Vision's periodic reports filed with the Securities and Exchange Commission, including Annual Report for 1997 on Form 10-K and first and second quarter 1998 reports on Form 10-Q.